Business Plan

2011 – 2014

Private and Confidential

SUNGAME CORPORATION.

501 Silverside Road, Suite 105, Wilmington, DE19809

9	COMPETITION	29
9.1	ZYNGA	29
9.1.1	BUSINESS MODEL	29
9.1.2	PLATINUM PURCHASE PROGRAM	30
9.1.3	STUDIOS AND SUBSIDIES	30
9.2	MINDARK/ENTROPIA	30
9.3	BUSINESS DIRECTORIES	31
9.4	VIDEO PRODUCTION	31
9.5	SOCIAL NETWORK	31
9.6	LOCAL DISCOUNTS CAMPAIGNS	31
9.7	3D COMMUNITIES AND SPONSORED GAMES	32
9.8	RICH MEDIA ADVERTISING	32

10	FREEVI COMPETITIVE ADVANTAGE	32

11	PROFORMA FINANCIAL FORECAST .	32
11.1.1	AFFILIATE PROGRAMS	32

12	OPERATIONAL AND TECHNOLOGY PLAN	33
12.1	OPERATIONAL	33
12.2	EQUIPMENT	33
12.3	TECHNOLOGY DEVELOPMENT PLAN	33

13	FINANCIAL PLAN	33
13.1	FUNDING REQUIREMENTS	33
13.2	USE OF PROCEEDS	34

14	MANAGEMENT	34
14.1	BOARD OF DIRECTORS	34
14.1.1	MR. RAJ PONNIAH	34
14.1.2	MR. GUY ROBERT	34
14.2	MANAGEMENT	34
14.2.1	PRESIDENT AND FINANCE, MR. NEIL CHANDRAN	34
14.2.2	CHIEF DEVELOPMENT OFFICER AND CHAIRMAN OF THE BOARD, GUY ROBERT	35
14.2.3	GENERAL MANAGER AND BOARD OF DIRECTOR, MR. RAJ PONNIAH,	35
14.2.4	DIRECTOR OF TECHNOLOGY, MR. JESSEY NJAU,	35
14.2.5	DEVELOPMENT MANAGER, RANULF JOSE GOSS	35

2.  Disclaimer

THIS IS NOT AN OFFERING TO SELL OR A SOLICITATION TO PURCHASE SECURITIES.

The information contained herein has not been recommended by any federal or state securities commission or the regulatory authority and the foregoing authorities have not confirmed the accuracy or determine the adequacy of this document; any representation to the contrary is a criminal offense.

The information contained herein is provided for informational purposes only, solely for the purpose of transmitting an idea. The writer, the Company, nor any party shall be liable for any errors, oversights, inaccuracies, or miscalculations contained herein and no party may justifiably rely on any statement contained herein for an investment decision. This document is for conceptualization purposes only.

Financial statements, projections, forecasts, or pro forma numbers contained herein, if any, represent management’s best guess and nothing more. All numbers are based upon management’s experience and judgment and are not necessarily derived from comparable entities, accounting analysis, or forensic or circumstantial research, and may or may not be made in compliance with GAAP.

Management makes these statements as of the information of the penning of this document and undertakes no duty to update the information contained herein.

The business ideas and concepts contained herein are considered confidential and proprietary to management. By reading further, the reader hereby unilaterally agrees by virtue of the act of reading further, that the reader will keep said information confidential and not utilize the concepts contained herein for competitive commercial purposes.

There are many undisclosed risk factors concerning different types of risks the concept is subject to. These include, but are not limited to, in very broad terms: market, credit, legal, capital, strategic, tactical, micro, macro, systemic, baseline, buy-side and sell-side, and many other risks which we declined to mention because under no circumstances should you even consider this document a prospectus.

This document is CAVEAT EMPTOR and “AS IS”. Any person contemplating this document must rely wholly and unreservedly upon their own due diligence, investigation, and research regarding the concept, the management and the environment.

3.  Executive Summary

SunGame is a social game developer that focuses on virtual worlds and casual gaming. SunGame recently acquired Freevi Corporation, a broadcast media developer with access to platforms in production and online publishing. The SunGame Freevi ecosystem allows Internet publishers, business entities and media partners to exploit the possibility of massive targeted exposure online.

Our Mission statement is to: Make the Local Citizen Be The Master of the Internet

We will begin moving through the following offerings in the 4th quarter of 2011:

We have 20 million companies in our Business Directory “ViDirectory”.

We have our own proprietary system development and all processes defined for successful operation.

We are a publicly listed company (OB:SGMZ) and we are currently raising $10 million.

We will be earning our revenues through:

1.	Business Listings

2.	Video Production

3.	SEC Marketing

4.	Social Media Marketing

5.	Social gaming

Added revenue streams during 2012 will be:

During phase 2:

1.	Local Advertising

2.	Local Discount campaigns

During phase 3:

1.	Virtual Goods sales in provided games

2.	3D Community sales of actual goods

3.	Rich Media Advertising

4.   Background

SunGame Inc (“SunGame” or the “Company”) is an infant company that intends to become a leader in providing online communities with access to Casual Games and Virtual Worlds. The company believes that it can be a leading player on the cross platform market of Casual Gaming, Virtual Worlds, Social Networks, and Mobile Applications.

Conceptually SunGame is enriched and enhanced by partnerships, a variety of Casual Games, a multitude of Virtual World based platforms, Social Networks, Branded Portals and Mobile Applications.

SunGame provides a unique approach to virtual reality and exchange through privatized IP rights to back end systems, and the combination three fast growing, highly profitable online business segments:

1.	Casual Gaming

2.	Virtual Worlds

3.	Cross Platform gaming

The primary goal of this system is to introduce competitive, unique products into a fast growing market. This is done through the provision of back end solutions to enhance and promote seamless player interaction in a simulated community environment.

Freevi is a broadcast media; production and online publishing company which branches out through Internet TV and online video business directory. The Freevi ecosystem allows Internet publishers, business entities and media partners an opportunity for massive targeted exposure online.  In addition, Freevi provides broadcasters, journalists, producers and media professionals an outlet to operate and syndicate Internet TV channels and to earn substantial advertising revenue.

5.   Overview

5.1  Introduction

SunGame, the recently established game developer is composed of the FreeVi platform, ViDirectory and it’s own subunit. In terms of defining SunGame, it is a Social Game Developer that focuses on two specific gaming solutions, virtual worlds, and casual games.

FreeVi

Evolved from a television developer and broadcaster of content from a variety of industries, Freevi has been developing its content development and online broadcasting model since December 2008.  The goal of Freevi is to be the largest producer and facilitator of professional video content in North America.

Online video has quickly become the desired way in which people want to receive their content.  In January 2010, it has been assessed that there was over 30 Billion video views in the U.S. alone.  The demand for fresh content is massive and Freevi will be at the foreground as a leading company nurturing this need for valued video content.

FlightDeck

Freevi has developed an Ecosystem of video sources that are enabled by the core platform tool called the Flightdeck.  The Flightdeck is designed as much more than a video player, as one of key features is the Advertising Intelligence (AI) built in to provide much improved targeting of advertising to both the content subject matter and to the viewers demographics and behavioral profile.  It is this AI system that will allow for a much more flexible advertising and relevant advertising model, creating the ability for greater local advertising online.

Virtual Worlds

Virtual Worlds is a new, innovative approach created to allow each player to experience a virtual reality as well as enjoy 360-degree view of the world.

Casual games

Casual games are a multibillion-dollar industry that has over 400 million players worldwide.

The game structure includes chatting, Music, Missions and other features that allow the players to:

•	Play

•	Meet

•	Interact

•	Stay

•	Have fun

6.    The Market

6.1    Our Mission

Our Mission statement is to: Make the Local Citizen Be The Master of the Internet

As well as SunGame will provide various types of Casual Games in a Virtual World where the users, regardless of location can compete and participate in Tournaments. This will allow our customers to act as Corporations that actively participate in the Virtual World layout.

6.2   Key Drivers

There are 6 fundamental areas that are influencing growth of our users:

1.	Content

2.	Offers

3.	Faster broadband

4.	Target Marketing

5.	Technical systems, features

6.	User-friendly platforms

Our daily goals are to combine all of the above Key Drivers to optimize our offerings to our target customers.

Using these targets the key advantages of SunGame are as follows:

1.	Unique cross platform solutions for Casual Gaming, where the games can be played in many different platforms, both on Facebook, Mobile Applications, and the partners own web portal.

2.	SunGame will be the proprietary owner of the back-end systems

3.	Multiple revenue streams associated with SunGame include, development and shared revenues

6.3  Market Overview

6.3.1  Market Definition and Size

SunGame will ensure that it has a growing portfolio of products to attract new customers.

We estimate the size of the existing end-user market to approximately 400 million people globally of whom 120 million will be in North America, 120 million in EMEA and the remainder in Asia Pacific.

6.3.2  Casual Games Assumptions Strategies

The focus of the initial rollout will be towards the US, Asian and European markets, alongside existing partnerships.

The key for the joint launches of games, are the promotional effects that originate from online customers at third party sites, game reviews by neutral groups, and promotional activities in other relevant media.

Through monitoring and understanding user behavior SunGame has the ability to improve and add to our games to ensure the highest customer satisfaction.

6.3.3  Other Revenue Streams

SunGame, once established as an online gaming provider, will be an integral and active part in various Casual Gaming tournament events. This extensive participation will be furthered by the introduction of sponsorships from various major league sports teams.

Advertising within the gaming experience will as well be offered in order to generate increase involvement and awareness of productivity.

6.3.4  Market Research

The research has been conducted to find the most interesting product spaces.  The management is confident that the provision of Casual Games, Virtual Worlds and Cross Platform solutions are the most innovative approach to the gaming world. The interaction between these solutions has the potential of attracting several distinct groups of players.

Through the extensive use of activity tracking on the SunGame site, the company expects to tailor the most popular products for the purpose of maximizing profit potential. Games will subsequently be made available to both satisfy existing demand, and to provide new gaming opportunities.

SunGame will actively analyze and partner with the most successful online game developers to adopt their contributions to the SunGame network. All SunGame customers will benefit from a multitude of game choices as a result of careful analysis and monitoring.

6.3.5  Subscriber Measurements

The Company will lay the framework for long-term user subscription by supplying new easy to use products.

The company will use its acquired resources to analyze Gaming trends based on customer involvement and geographic orientation.

In each region, SunGame will secure full support through establishing or outsourcing local representation of Customer Care, marketing resources and localized operation and maintenance.

6.4   The Opportunity

6.4.1  Video Advertising

Advertising on the Internet is not well served through video currently.  Although there are plenty of mechanisms to advertise like in-stream, overlay, companion ads, takeover ads, and surrounding banner ads, most have very rudimentary targeting.  Also, there aren’t many advertising systems that are capable of local advertising when someone locally is consuming relevant video.  We believe there is a massive need to improve the way in which local advertisers can more efficiently promote and advertised on the web.

6.4.2  Branding and Promotion Strategy

The Company intends to develop a unique brand that will cover the concept of its online game publishing activities. This is to ensure that SunGame will own rights to all pertinent domains and have it’s own trademark.

6.4.3  Local presence

The value of developing your local presence cannot be overvalued. For every service we offer, we see a tremendous value in adding a local feel, where customers feel a strong connection both with the service as well as with the community that are using the service. ViDirectory with its over 20 million listed companies is a great foundation to always offer the local presence. SunGame has recognized that to be a successful global player, a robust social responsibility policy has to be instilled. We will therefore ensure that the proper processes to guarantee that these mechanisms will be in place prior to the launch of our games.

6.4.4  Rich Content Services

As the internet gets faster and the users gets more mature to all advanced services, we see that we are well positioned to provide the latest and most exciting Rich Content to our end-users.

The merger of a Social Gaming Company (SunGame) and an online video platform (Freevi) will bring about a pool of resources that can add the important Rich Content Services to our offering.

7.  Our Offering

7.1  Our Roll-Out Plan

Our Technical Department is rapidly launching new services to our services based on requirements from our customers and from market research.

We have defined three Service Programs with new exciting services:

* 4th Quarter 2011, “The Business Directory”

* +6 months, “The Local Meeting Point”

* +9 months, “More, Better, Richer

The chart below is showing these three Service Program Launches as well as the Product offers for each Launch:

7.1.1  Service Program 1, 4th Quarter 2011, “The Business Directory”

In this section we will give more detailed details over the below Service Program, which is currently available for companies and end-users at www.ViDirectory.com:

7.1.1.1  Introduction to ViDirectory

Our Video Directory gives your Business a 21st century competitive edge. The Video Directory is designed to help business owners and consumers discover and develop a connection through the use of video. Freevi Corporation operates the Video Directory that is a broadcast media and on-line publishing company.

Freevi Corporation has constructed the foundation and infrastructure to successfully navigate the convergence of traditional TV broadcasting with Internet TV. The popularity of Internet video is reflected in the expansive growth of online video viewership and online advertising revenues. Freevi’s complementary Internet TV channels, embedded video consoles, and video directories offer advertisers unparalleled exposure while providing viewers with specialty programs and searchable resources in an online community for business and social networking.

7.1.1.2  Our Innovative Technology

The technology Freevi Corporation has developed completely changes how to attract new customers to any business. Our focus is to make a business’s advertising budget more effective, so that it is no longer wasted. And for the viewer, it won’t feel like advertising at all, as they only select the content they are looking for.

Our Freevi Geo-Target technology uses the power of the Internet to deliver the right customer prospects to your business. If you are only trying to attract customers in your local city, there is no sense marketing your business across the country. However, if you have a broader market than one city, our system can be easily customized in order to be attractive in the markets that are right for your business.

The secret to the Freevi model is based on content. You may have heard a common online statement that, "Content is King" when maximizing the search ability of a website. The more relevant content a website has, the better. Today this is even more evident as we witness video content taking over the web--it is the preferred choice to view content and also provides a higher priority for search engines to rank relevant content results.

The Freevi system is all about helping companies maximize their online exposure by developing professional video content that will build their brand and their online presence. But there is more than just posting a video on your website.

7.1.1.3  Freevi’s Integrated Model, The 4 P’s

Presentation
Freevi has developed a proprietary tool called a Flightdeck, which is designed as both a directory to search for video content and has the ability to be embedded in any website for professional presentation and monetization.

Production
Freevi Corporation has a history of developing professional video of high enough quality for television broadcast, but at a fraction of the price. We take complete pride and care in your video production, because every client’s video available on our network is a reflection of our brand.  We also have the ability to accept quality video production from a host of other providers. The key is building and acquiring content.

Promotion
Through a very detailed algorithm, which we call Advertising Intelligence or AI for short, Freevi Corporation has designed a system by which viewers can be intensely profiled and served the messages that are most relevant to them.

Programming
Clients who house the Flightdeck on their website have the opportunity to develop their own relevant content station utilizing Freevi’s syndicated videos. This allows them to create a refreshed and well optimized website, which will generate more traffic and ultimately more brand presence.

7.1.1.4  Market analysis, Online Video Provisioning

"Broadband has made the delivery of video across the Internet possible; now more than 80% of Internet users watch online video regularly" (eMarketer – February 2008)

"According to Marketing Sherpa, online video is second only to word-of-mouth for its ability to influence decision makers in every stage of the purchase lifecycle." (Marketing Sherpa Business Technology Marketing Benchmark Guide 2007-08)

"Providing video content is much less expensive then TV" (Media in Canada, Oct 9, 2009 – statement from Porsche marketing spokesperson)

"Online video drives branding and awareness through its ability to capture and engage your target audience. With its rich storytelling capabilities, video is one of the most effective brand-building mediums available…" (2008 Brightgrove Inc. Whitepaper – "B2B Marketing with Video")

"They (Video Advertising) can introduce your products and your company to prospects in ways that are impossible with traditional banner ads." (2008 Brightgrove Inc. Whitepaper – "B2B Marketing with Video")

"For most marketers, the first challenge is creating content. Video content can be more difficult to create than traditional written content, but is has the potential for much higher impact." (2008 Brightgrove Inc. Whitepaper – "B2B Marketing with Video")

"You should look for a firm that has experience producing the kind of video you want to create." (2008 Brightgrove Inc. Whitepaper – "B2B Marketing with Video")

"Broadband has really made the delivery of video across the internet possible. Home broadband adoption stood at 63% of adult Americans as of April 2009." (Pew Research Center’s Internet & American Life Project)

"Ad spending on online video will grow from $775 million in 2007 to more than $4 Billion in 2011. This represents a fivefold increase in per-viewer spending from $3.59 per viewer in 2006 to $23.50 per viewer in 2011" (eMarketer June 2007)

"Simply having video on your site, however, is not enough to capture advertising dollars. You need a comprehensive strategy that begins with an understanding of the fundamentals of Internet TV advertising." ( Brightgrove Inc. 2008 – Generate Revenue with Online Video Ads)

"While you may want to increase unique visitors, time spent per visitor, and repeat visits to your site – all of which relate to growing your audience." ( Brightgrove Inc. 2008 – Generate Revenue with Online Video Ads)

"The number of video viewed online now exceeds the total number of Web search queries. With over 11 billion monthly streams in the US alone, online video is thriving." (comScore – US Search Engine Rankings 2007)

"Smart Phones are to take over standard phones by 2011" (TIA, Wilkofsky Gruen Associates from "TIA’s 2009 ICT Market Review and Forecast")

"No less than 96 percent of (US) households either subscribe to or have access to broadband service, according to an F.C.C. task force." (FCC Commission Meeting Report – Sept. 29, 2009)

7.1.1.5  The ViDirectory Website

The ViDirectory Website is where millions of companies are listed.

Here the companies can decide on how they want to be listed and it is to this website that we will ensure that there are millions of links from big Internet networks such as Google©, Bing© and YouTube©.

The Website’s main page (above) offers a search function, a video player with company information as well as thumbnails showing the main information for the requested companies.

When selecting a company, the user comes to a specific page for each company (above) where the company will be providing with the information they have agreed to be listed (see products and services).

7.1.1.6  ViDirectory Products and Services

ViDirectory currently has 1 main product and that is our listing service. Please see below for Video listing descriptions and prices.

Listing Pricing

We’re currently developing a host of other products that will be continue to assist our businesses that join the Freevi network in creating more revenue. These are products will include;

Video Production – Most small businesses don’t have a “video” commercial.  We’ll develop a large base of production companies worldwide that will operate as independent contractors.  All participating businesses will have an opportunity to purchase a production package that will suite their needs and budget.  The independent production company will produce the commercial but all quality control will be managed by Freevi.  We intend on earning a healthy commission for directing our businesses to approved production houses. This model will be ready in the 1st quarter of 2012.

Marketing Services – Most small and medium businesses don’t understand Social Media marketing. The don’t understand how for little to no money they can promote their businesses on Facebook, Twitter, Google and all the other different social programs. Freevi is currently developing a system to allow all of our participating businesses to purchase our fully automated marketing system for social media sites. This model will be ready for the 2nd quarter of 2012.

7.1.2  +6 months, “The Local Meeting Point”

This service launch includes the following 2 deliveries:

7.1.2.1  The Local Community

Shown below is a Localized version of ViDirectory which are much more focused on Local sales including Social Networks Feeds.

In the images below, we show how we are using feeds to include Social Networks such as Facebook ® and Twitter ® to add a stronger Local feel to the ViDirectory system.

We see that Clicks Per Engagement (CPE) is a monetizing factor that is growing in importance and as one example of creating Interaction and Engagement from our clients, you can see an example over companies that at present are ‘hot’ and selected by other end-users in the same city:

If a user is searching bathroom remodeling, by answering various Quick Questions, such as “When do you plan to remodel your bathroom?” these Quick Questions will help us profile our customers as well as being able to create new business opportunities with our business clients.

By using the above features and other unreleased features, the ViDirectory will have The Local Community added.

7.1.2.2  Local Discounts, The “Freebies”

We see Local Discounts as a very central part in the Service Program “The Local Meeting Point”.

We believe with this product this program will reach a number of advantages:

•	We bring the Local Companies and the end-users in that city with attractive sales offers

•	We create a great buzz within the Local Community where more local end-users gets involved

The image below shows an example of the types of Local Discount offerings we plan to launch (sample only):

These discounts will be combined with both Ratings (1 to 5 stars from the customers) and Reviews (where the clients can say what they like or dislike with the product and where the business provider can reply and attend in this discussion).

7.1.3  Service Program 3,+9 months, “More, Better, Richer

The Image below shows the next phase of the Service Program we are launching. They are all based on various solutions that the company Sungame Corporation has been working on and which now have become a part of the Freevi group after the merger of these companies.

7.1.3.1  Description of the SunGame Casual Games Business Area

SUNGAME develops, in partnerships, various types of Casual Games, which is available in various platforms such as within browser, based Virtual Worlds, Social Networks, Branded Portals and Smartphone’s.

 SUNGAME offers a unique environment with own IP rights to its back end systems and combines three fast growing and highly profitable online business segments:

1.	Casual Gaming

2.	Virtual Worlds

3.	Cross Platform gaming

7.1.3.2  Casual Gaming Overview

The figure below shows a sample of a casual game.

7.1.3.2.1   Accessibility of the Game

One key feature of our games is Cross Platform provisioning. This means that the players have access to the game regardless of which platform they are on:

1.	Social networks such as Facebook

2.	Web portals such as the company’s own web site

3.	Games can be activated from inside a Virtual World

4.	From Smartphone’s and iPads

7.1.3.2.2  Virtual Currencies

As you can see in the picture, there are 2 Virtual Currencies provided in this example. In most games today, you want to ensure that you have a monetary platform included so that you are able to include more revenue streams than basic subscriptions.

By having 2 or more Virtual Currencies, you are able to provide one currency more freely (Bonds in this example) and another currency more based on actual cash payments from the customer.

7.1.3.3  Technology and System Information

SunGame will cooperate with the best solution providers within the business in order to integrate, host, localize and operate the SunGame technical system in close partnership with these providers.

SunGame proprietarily, and wholly owns the back end systems of the Virtual World system.

7.1.3.4  Regulatory Overview

Our management team has extensive legislative experience. The parent company is established in Delaware and will at all times ensure that the company group will be structured to adhere to all regulatory rules that apply for the markets where the products will be offered based on established industry standards.

The overall strategy will comply with established legislative rules at all times. The company will also use legal advisors that have excellent expertise in the necessary fields of knowledge.

7.1.3.5  Product offering: 3D Community

The first Product offering is the 3D Community, which will become a natural addition to current 2D based Local Communities.

The screenshot below give an example of how the end-users can experience shopping and enjoy discounts in the new 3D community.

7.1.3.6  Sponsored Games

We have now reached the middle box, the Product Offer “Sponsored Games”.

Here we have the skill set and resources to offer to companies to add sponsorships into various casual games.

We give below an example of a sponsorship provided by the Casual Game provider Zynga in the game Farmville ®, which gives a great example of how a company can sponsor online Casual Games:

7.1.3.7  Rich Media Advertising

Another revenue stream where Sungame will be the supplier will be Rich Media Advertising. Here we are able to add new forms of advertisements where you can have features such as: 360 degrees rotation of products, interactive areas on video adverts and other Rich Media Advertisements.

Here are some examples within this Product Offers:

Example of 360 degree View advertisement

Example of Interactive Video Advertisements

7.2  Revenue streams

SunGame believes that it is essential to diminish the barrier of customer payments and to handle the payments through a fast, easy, and secure method. It is therefore vital to offer our customers many alternative payment methods. This is achieved by providing gateway payment solutions that combine traditional credit cards with online payment providers and utilize payment functions such as PayPal and MoneyBookers, as well as prepaid payment card solutions.

7.2.1  The Business Directory Revenues

The current revenue stream comes from 1 offering but will soon consist of several others.

1.	Business Video Listings (available now)

2.	Video Production (coming soon)

3.	SEO Marketing (coming soon)

4.	Social Media Marketing (coming soon)

5.	Social gaming (coming soon)

6.	Loyalty program (coming soon)

7.	Flightdeck advertising

8.	Discounts from local companies (coming soon)

The ViDirectory has been progressing to the point that sales will begin throughout November 2011. Listing revenue is projected to become our main revenue source in year 1.  Significant listing revenue is not projected until year 2.  We’ll be able to add the above listed products throughout 2012, which will have a very positive impact on our future revenues.

7.2.2  The Local Community Revenues

For this launch, we have identified 2 new offerings with associated Revenue Streams:

1.	Local Advertising

2.	Local Discount campaigns

As our user base grows, we will have exceptional opportunities to provide attractive advertising to our end-users. In addition, we’ll offer discount coupons where we’ll use our growing Freevi citizen network to create discount campaigns with local companies.

7.2.3  The Games and Rich Media Revenues

As the Internet becomes faster and the browsers and devices become smarter, we now see a trend into 3D Communities and more graphical experiences.

During this launch phase, we are adding 3 additional Revenue Streams:

1.	Virtual Goods sales in provided games

2.	3D Community sales of actual goods

3.	Rich Media Advertising

8.    Our Assets

At the heart of SunGame is still a passionate producer of professional video for both businesses and for content seekers.  With the appetite for video consumption growing rapidly, there is a massive need to supply quality content and Freevi will continue to meet that need.  However there is also a need for better methods to monetize the content.  Whether it’s a small business, independent video producer or our own in-house production, everyone is in need of an effective system of ROI for his or her video(s) content.   The Freevi model is designed to deliver against that need.

The Freevi model is also predicated on the fact that most online marketing systems are attempting to manage the business centrally and monetize on a large scale.  This means that operations are typically run from a central office and that advertising becomes reliant typically on a few national brands.  We believe that there is a massive opportunity to support video content and advertising at a local level, so that the local business marketing and promotion abilities are much more accessible, applicable and effective then their current online marketing options.

Freevi is building a system that nurtures video production and content presentation down to the local market levels.  Some of the things that we do are:

•	Create a system that nurtures fresh content

•	Gain viewing through optimization and video hosting on partner websites

•	Create professional video for businesses and industry content

•	Improved presentation of video and support information

•	Advertising Intelligence which allows for local advertising and much more targeted advertising

•	Create a network of content that can be easily accessed

•	Create industry content centers that could either be hosted on a clients website or could be developed as a Freevi powered industry content website.

•	Create a video platform that has more engaging features then any other in the marketplace

8.1  The Freevi Ecosystem

The Freevi Ecosystem is a term we have coined, which illustrates the core components, which are inter-connected.  The base tool, which enables the functionality, is called the Flightdeck and is a platform for each component of the Freevi Model.  The following are the core elements that make up the ecosystem.

1.	ViDirectory

2.	Freevi Stations

3.	Freevi Content Sites

4.	Freevi Production

5.	Content Producers

6.	Citizens

Freevi is being built to develop a revolution in online advertising for businesses.  In particular we believe there is massive opportunity to improve the way businesses large and small, can achieve a much greater connection with their local market and better target a relevant audience in those markets.  The mechanism to do this is powered by our proprietary tool called a FlightDeck.

8.2  The Flightdeck

The Flightdeck on the surface appears as a video player and advertising panel, and in many ways it is.  However there is a wealth of capabilities built into the Flightdeck that not only allows for a much greater ability to target relevant advertising, it will also have an ability to engage and service the user better than other video systems.

The FlightDeck as Video player

The FlightDeck as Social Network Aggregator

The FlightDeck as Social Video Conference center

The FlightDeck as Social Gaming center

Another important service that is included in the FlightDeck is the eWallet, both the point rewards as well as an eWallet with cash available. This makes it possible for us to reward our end users and it makes it possible for our clients to purchase product and services (Virtual Goods as well as Physical Goods) using these eWallets.

The FlightDeck includes 2 types of eWallets

Some of the features currently built in or are being designed are as follows:

•	HD player that is fully compatible with the html 5 (iPad ready).

•	“Direct Connect” secondary screen advertising panel, allowing for connection to the advertisers content while maintaining the Flightdeck and the main panel video being viewed.

•	Advertising Intelligence to allow ad serving flexibility and content management

•	Modular video platform that is fully integrated with video and enhanced ads.

•	Fully customizable and brand able.

•	Mobile platform ready.

•	Portable so it can be placed on a host site.

•	Built in social marketing link-ability.

•	Customized content programming that is brought in from our content network.

•	Future enhancements will be live feed chat, dual window presentations and virtual world gaming.

The Advertising Intelligence build into the FlightDeck is one of the key benefits of the Freevi system.  There are typically three sources of ads that a business could look to as a source of advertising that could be monetized.

1.	Marketplace advertising based on bidding

2.	Utilize an ad agency to manage ads

3.	Source advertising clients directly

The Freevi system allows for all three of these capabilities, so there is the greatest degree of flexibility.  With geo-location abilities built in, the system can recognize not only the geo-reference of the content, but also the geo-location of the viewer.  So for instance, if you are watching content on the Chicago Food Festival, an ad could play about a restaurant in Chicago that you could go to.  However, if this is being viewed in New York, the algorithm would recognize this so even though it is Chicago content, you would likely receive ads that are New York related like local restaurants or possibly even flights deals from New York to Chicago.

Other video platforms also offer this type of advertising flexibility, however they will charge $500 a month or more to use.  The big difference for Freevi is that the Flightdeck can be hosted for nothing by a website owner.  This can be done because the Flightdeck is a proprietary tool of Freevi (we built it).  It is also part of the overall strategy of Freevi to build as much use as possible with the Flightdeck, and build strong recognition of the Freevi brand.

One of the key abilities and distinguishing feature of the Freevi system and the FlightDeck as their video delivery system is the massive network of content connected to the thousands, if not millions of FlightDecks which will soon be spanning the web.  In online marketing lingo these websites are often referred to as affiliates, but we call these partners Freevi Stations.  In much the same way that a television network relies on local stations to reach the viewer, Freevi Stations will carry relevant content to their users.  The analogy is that the director at the TV station will mix network shows with local content such as news, to make it right for their audience.  Subsequently the owner of a website that integrates Freevi can offer their own videos, as well as content they choose from Freevis’ inventory, to create the optimal content mix that meets the viewers desire for specific content.  This will be covered more in the following Freevi Stations section.

8.3  ViDirectory

The ViDirectory is currently up and running in Beta.  The ViDirectory is a web based video platform and optimization ecosystem that is designed to direct local search traffic to a clients’ video, so that they can have a dynamic presentation of their products or services.   ViDirectory is powered by a combination of video syndication and our own optimized ViDirectory, to generate a high ranking on the search engines.  The ViDirectory Flightdeck is designed to play the client video and to provide other valued information about the business such as description, hours, maps, offers and a link to their website for more information.

A client purchases a Video Listing (VL) to get their video hosted by the ViDirectory. Overall, this is tremendous value for a business client to achieve a great presentation of their brand and get in front of people searching for the services they provide.

After the successful Phase I launch, a Phase II evolution is to convert the system to a local video directory, which can allow for geo-targeted localized searches by category.  Phase II will be a destination ViDirectory where people will go as a trusted source of local services, each of which is presented by video and supported by other information about the company.  Note, that Phase II will not occur until a recognized critical mass of client videos is achieved.  It is estimated that this could take 3 years, but could be enabled sooner in particular markets if the content is sufficient.

8.4  Freevi Stations (Hosted Flightdeck)

As explained earlier, a Freevi Station is hosted Flightdeck on to a hosts website.  This is a fantastic opportunity for website owners because the Flightdeck is not only a tremendous free video platform, but it allows Flightdeck users to access Freevi’s content network and source the variety of unique video content that can help to build the relevance and informational values of a hosts’ website.  Freevi offers the hosting free of charge, with networked access availability to our video library.

The Freevi Network is a term we refer to when speaking about the massive content we will centrally house and then allow Freevi Station clients to access.    As an online network, Freevi is a business and social platform for new and current events, market and exchanges of broadband video, and an online venue for other interest of a business, entertainment or lifestyle nature.

One of the most powerful features of the Freevi Station is the programming ability of the content.  Built into the Flightdeck is the ability to choose a series of content, hopefully along with the client’s video, to create the websites own unique channel of content.  This is valuable because it keeps the host site fresh with updated and relevant content.

One of the exciting applications for a Freevi Station network would be through an industry group like an Association.  In typical associations, members are listed on the member list with a bit of information about the company.  With a Freevi Station, member videos can be played and searched, which give a much more dynamic presentation of what the member business does and dramatically improves the quality of the Associations service.

The content offered could be a variety of free content, which will often be short clips of larger scale content or premium content.  Premium content will also be offered and can be priced for full usage.  The pricing will depend on the quality of the content, length, uniqueness, etc.  Typically the pricing to upload premium content to a Freevi Station is very modest, usually a few dollars.

Finally, one of the greatest benefits of the Freevi Station is that it has the benefits of the Revenue Intelligence.  This means that ads can be presented which allow for the host to generate income.  So not only is the Freevi Station free, it will generate revenue for the host.  Typically the better the content on the site, the more viewers it will generate and consequently the more revenue the advertising will generate.

8.5  Freevi Content Sites

Freevi will be building a centralized repository of content that will be sourced from in-house production as well as through relationships with a wide variety of content producers.

Freevi.com will be the corporate site for Freevi, which will showcase the best of the Freevi content.  It will also provide a clear description about the properties of Freevi and have areas for Content Producers and Citizens.  It will also act as the main informational resource about Freevi, the company.

8.6  Production

Freevi will provide a turnkey solution for our clients, offering clients professional video content that will make their brand stand out from the crowd.  Utilizing a North American network of approved videographers, Freevi has the ability to produce video virtually anywhere in North America.  Using a centralized editing studio, it ensures that the final production meets our high quality standards, which will be a reflection of our brand and is done cost effectively.

8.7  Content Providers (Producers)

For Freevi to deliver the model, it is critical to source content that can be brought on to our network so it can be utilized as outlined.  The challenge of attracting that content and the content producers is quite simply one of economics.  If content providers can be rewarded fairly for their content, they will be open to providing and more importantly, partnering on productions that fit well with the Freevi.  To do this, these content providers will have to be presented with a credible presentation that sufficient revenue can be generated.

Content will be packed into standard and premium content.  Standard content will typically be exerts, leading content from larger segments or simply just short segments.  The access to this content is free.  Premium content is full feature segments, which can vary in length.  This content may vary from free to fee based, depending on the market for the content.  This will provide an avenue for revenue sharing with the content producer.

The categories of desired content for the Freevi Network will be determined and adapted over time.  Given the local focus on our business model, we believe that as we build out a solid base of consultants in a market, we will have the ability to nurture content producers that focus on content designed for the local market.  This creates a localized ecosystem where the consultants and content producers can actually have discussions to determine content that would be highly sought after in the local market.

8.8  Citizens

The success of the Freevi model is one, which is improving on the current inefficiencies of advertising and even content delivery in the marketplace.  Freevi is dedicated to providing much more relevant advertising and content to viewers.  One of the ways in which we will achieve this is by inviting viewers of Freevi properties to become Citizens of Freevi.

Citizenship is done by signing up to become a member of Freevi and providing some basic information, which is deeper than just demographics; it is also about behavioral profiling so that more relevant content is provided based on what the person likes to do.  Considerations for registering are to use their Facebook or Gmail logins, which will pre-populate a great deal of the information required.  This is currently being investigated.

The reward for becoming a Freevi Citizen will be that they can access deeper content for free.  Just as Freevi Station holders can only access standard content for free and that they need to pay to access the premium content, the same hold true for a content viewer directly on a Freevi website.  If the viewer wants to view the premium content, they can do it for free, but they would first have to register as a Freevi Citizen.

There are other rewards being considered for Freevi Citizens such as advertiser discounts, offers, creation of their own video community page, and ability to do reviews.  Citizen benefits will be built out over time.

To acquire Freevi Citizens, each of Freevi’s properties in the ViDirectory, Freevi Stations, and Freevi content sites, will be attracting online searchers.  Part of the role of each of these properties is to convert the searcher to a Citizen by making timely offers for something more.

8.9  Mobile Applications

All our solutions are planned for cross platform support to all major Mobiles (Android, iPhone, Microsoft, Blackberry.

We will always include the mobiles in any development project we are working on.

9.  Competition

9.1  Zynga

Mark Pincus, Michael Luxton, Eric Schiermeyer, Justin Waldron, Andrew Trader, and Steve Schoettler founded Zynga in July 2007. They received a total of USD $29 million in venture finance from several firms, led by Kleiner Perkins Caufield & Byers in July 2008.  During which, they were able to appoint former Electronic Arts Chief Creative Officer Bing Gordon to the board. The introduction of YoVille, a large virtual world social network game was consequently established. According to their research, as of December 2009, they acquired a total of 60 million unique daily active users. On 17 February 2010, Zynga India in Bangalore was established. This was the company’s first office outside the United States. A second international venture was opened in Ireland on March 18th 2010.

On 7 May 2010, Michael Arrington of TechCrunch reported that Zynga was threatening to leave Facebook altogether in the wake of Facebook's introduction of the use of exclusive Facebook credits for monetization in applications. After Facebook negotiations for having Zynga host its games solely on Facebook disassembled, Facebook retaliated by shutting off notifications for several Zynga games, including FarmVille. Plans have surfaced for Zynga to remove its partnership with Facebook by creating a new "Zynga Live" network, called ZLive. As of June 2010, FarmVille had 18 million fewer Facebook players than the 85 million acquired in March of 2010. In June of the same year, Zynga acquired Challenge Games. With the acquisition of Dextrose, now Zynga Germany, Zynga now has a total of 13 studios around the world, including offices in Sunnyvale, Los Gatos, Los Angeles, Boston, Baltimore, Bangalore, Beijing, and Tokyo. On October 5, 2010 Zynga acquired Bonfire Studios and was renamed “Zynga Dallas”.

After the acquisition of Bonfire Studios, Zynga now has more than 1300 employees worldwide. As reported by Bloomberg and others, stock trades on the private stock sale service. SharesPost established a valuation of over $5 billion for the company. This is greater than the public market capitalization of gaming industry leader Electronic Arts. Zynga also has acquired more than 320 million registers users, 1,300 employees and estimated revenues above $500 million for 2010. On December 2, 2010, Zynga announced that they have acquired a Texas-based mobile game developer called Newtoy that was renamed “Zynga With Friends”. In December 2010, Zynga's game CityVille surpassed FarmVille as its most popular game with 5 million daily users. Zynga has acquired the New York base game developer Area/Code, now renamed “Zynga New York”.

9.1.1  Business Model

Zynga is supported by two methods: via direct credit card payments and partner businesses. Several Zynga games require an "Energy" characteristic to play. Engaging in "Missions", a core feature of many games, consumes a certain amount of energy. After expending energy, it slowly replenishes to the character's maximum limit. This can take minutes or several hours (energy replenishes whether or not players are logged into the game). After energy is replenished, players can engage in additional missions. Waiting for energy to replenish is a significant limiting factor in the games. Their support mechanisms take advantage of this.

Zynga games are linked to offers from a number of partners. Players can accept credit card offers, take surveys or buy services from Zynga's partners in order to obtain game credits, which would allow them to replenish their character's energy or receive premium currency that could be exchanged for other various virtual goods.

Players may also purchase game credits directly from Zynga via credit card or PayPal payments. From within the game, players can purchase the points for a fee of for example, USD$5.00 for 21 game credits.

In March 2010 Zynga started selling prepaid cards for virtual currency at more than 12,800 stores across the US.

9.1.2  Platinum Purchase Program

In September 2010, Gawker reported that Zynga had set up a "Platinum Purchase Program" allowing members to purchase virtual currency in amounts over $500 at favorable rates by making a payment via wire transfer. In contrast, the normal maximum purchase limits are $50 to $200. As with any other social game companies, Zynga depends on a small core of large spenders, known within the industry as "whales", for a large part of its income.

9.1.3  Studios and Subsidies

Over the years Zynga has acquired many studios across the world.

•	Zynga Headquarters (San Francisco, CA)

•	Zynga China (formerly XPD Media, based in Beijing) - acquired May, 2010

•	Zynga Austin (formerly Challenge Games) - acquired June, 2010

•	Zynga Boston (fromerly Conduit Labs) - acquired August, 2010

•	Zynga Japan (formerly Unoh Games, based in Tokyo) - acquired August, 2010

•	Zynga Germany (formerly Dextrose AG, based in Frankfurt) - acquired September, 2010

•	Zynga Dallas (formerly Bonfire Studios) - acquired October, 2010

•	Zynga New York (formerly Area/Code) - acquired January, 2011

9.2  Mindark/Entropia

MindArk´s business model offers companies (Planet Partners) from all over the world the opportunity to build and manage planets inside the Entropia Universe. Entropia Universe is MindArk's 3D virtual reality environment that was launched in 2003, and has experienced significant growth with an increasing number of participants and planets. The planets vary in content, activities, storyline and target group. They are also all tailored to the Planet Partners´ concept and design. Entropia Universe is the service that MindArk and its Planet Partners offer participants.

The underlying Entropia Universe technology is the Entropia Platform. The platform includes several systems and includes secure micro-transactions in real-time, rich media viewing, transactions with real and virtual items, MMOG entertainment, communication services and social interaction between participants from all over the globe. Planet Partners use the Entropia Platform to create planets in the Entropia Universe.

The development and maintenance of virtual environments are time consuming and costly. Since 1999, MindArk has invested over 60 million USD to develop the platform technology required for the Entropia Universe. MindArk's offer to create planets in the Entropia Universe includes being part of a commercially ratified concept. Today this concept is well established. For example, in 2009 the equivalent of the Gross Domestic Product (GDP) of the Entropia Universe was 422 million USD.

9.3  Business Directories

There are a significant number of competitors in the directory business.  The most widely known is likely the yellow pages.  We believe this is a core target for our sales as companies pay huge fees (typically thousands of dollars a month) for full page, half page and smaller listings, yet most people are not doing their business searches in the book.  Yellow pages online are clearly a competitor, but they have limited video functionality and typically category optimization.

Google has a significant business directory for local businesses and does rank well, but does not have a video function.  Also, they do not optimize any one listing, they just optimize the category of business being searched, and so all businesses are equally displayed.

Other directories like Citysearch, Yelp and Local Adlink provide similar directory services and allow for video, but do little to optimize a particular company’s rank through the search engines.  They typically will return the category results and if you are to find the companies’ video, you have to find the company first in the category listing.

One of the more direct competitors is a product called Traffic Geyser.  This is a web-based product designed to push video content out to the syndicated platforms.  The business is structured to sell it to individuals who go out to the market to get customers and build their business.  People marketing this service are expected to do everything from shoot the video to push it out to the market place.  Our difference is professionally produced content and our ability to push it out centrally. Our prices are also much lower.

Finally, there are a vast number of industry directories that help to sort by sub category, but again do not typically allow for a single business to be optimized in the search ranking and few of them offer the benefit of video.

We believe that our ViDirectory delivers a much-needed function over the competitors in that it is turnkey; it optimizes for the company not the category, and is extremely cost effective for the business owner.

9.4  Video Production

Production Competitors

There are wide ranges of companies that provide video services, but we believe our network of producers and our centralized approach to creating the final production, allows us to ensure leading quality at great price.  In other words, we believe we beat the competition at generating great video production value.

9.5  Social Network

The Freevi Network is an institution that content owners, producers and content consumers can mutually benefit by interacting with content. With this network, AD generation and consumption is properly monetized and distributed within the network community. The Freevi social network will have similar features to facebook with the exception that Freevi rewards our citizens financially the more they contribute to the Freevi digital nation.

9.6  Local Discounts Campaigns

Groupon ® and LivingSocial ® are the two largest online Local Discount providers. Groupon turned down an offer from Google worth $6 Billion and is currently worth $15 Billion (N.Y. Times) shows the success and possibilities in this business area. We will be able to combine the Discount Campaigns with our Local Social Network and our Business Directory to add additional value to our end-users.

9.7  3D Communities and Sponsored Games

There are still limited 3D based communities available but we will see that big social game providers such as Zynga will be launching more advanced games based on the new browsers that are being launched. We see here a great window of opportunity where our end-users, our offers and our content will make our 3D Communities extremely attractive.

9.8  Rich Media Advertising

The online advertising market is changing rapidly into interactive advertising.  There are a large number of advertising agencies that provides with these types of adverts. We see that we will are able to compete successfully by having the right relationship with our customers and having our own team of developers that will make us able to offer competitive pricing.

10.  Freevi Competitive Advantage

In addition to being first to the market as national networked supplier of video marketing solutions for local business, Freevi’s competitive advantage includes the following:

•	Cost effective solutions provider with a higher value than our competitors

•	Advertising Intelligence system that is unparalleled online

•	Strong value proposition for content producers.

Our competitive advantage will come down to our ability to build our business as the most recognized brand in video content production in North America.  Building a network of consultants at the local levels to nurture the production needs will create clear and we believe, long lasting barriers to entry by competitors.

11.  Proforma Financial Forecast

Please see the attached Financial Statements Below.

11.1  Affiliate Programs

When a citizen joins they are encouraged to invite new people to become a citizen, Freevi will put in a revenue share program, which is 25% of the revenue generated by the citizen or merchants.  If should be noted that this is in no way a Network Marketing program, as there is no down line payment structures or anything remotely similar.  This is simply a revenue sharing program for helping to bring in new citizens. Most fortune 500 companies offer affiliate programs as an inexpensive way to acquire membership or customers.

Citizens and Businesses will also assist Freevi in developing more businesses and citizens via our Affiliate program.

12.  Operational and Technology Plan

12.1  Operational

Freevi currently operates mainly out of the head office in Las Vegas, Nevada.  This location is where the central production and editing operation is established for Freevi.

Additional U.S. offices are being considered for Los Angeles, Florida, and the Silicon Valley and will become the central sales office for the U.S. operations.

12.2  Equipment

Computer hardware and software are critical equipment components for the business to run effectively.  Although there is currently significant equipment for both production and IT development, both areas are slated for significant investment in late 2011 early in 2012, so that they can become more efficient.  Although items are not specifically identified, the pro-forma captures the incremental costs under the heading Software/Equipment in the financial projections.

12.3  Technology Development Plan

There is clearly large requirement for ongoing technology development in order that all of Freevi’s core elements can be fully implemented.  Currently, there is a functioning Flightdeck, which has been designed to first serve the ViDirectory.  It’s modular video platform design allows the tool the be applied to any of the core applications being designed.

13.   Financial Plan

13.1  Funding Requirements

Sungame is seeking $10 million for its further growth.  The following are the key areas of investment:

•	Build out the development plan as identified

•	Initiate marketing program (call center) to aggressively acquire merchants across North America

•	Furnish offices with equipment and software upgrades.

•	Hire additional resources to build out corporate infrastructure including client and customer service.

13.2  Use of Proceeds

The following table shows how the Use of Proceeds will be distributed:

Use of Proceeds
Sales and Marketing	$6,336,250 (net of sales)
Technology/Research and Development	$833,691
Salaries and Benefits – Top Management	$1,000,000
Salaries and Benefits – Administration Staff	$150,000
Accounting, Legal and Consultants	$150,000
Travel and Entertainment	$100,000
Rent	$200,000
Utilities, Insurance and Supplies	$40,000
Contingency Reserve	$1,190,059
Total	$10,000,000

14.  Management

14.1  Board of Directors

14.1.1  Mr. Raj Ponniah

14.1.2  Mr. Guy Robert

14.2  Management

14.2.1  President and Finance, Mr. Neil Chandran

For the past 20 years, Mr. Chandran has been involved in the interactive media industry. In 1990, Neil founded Intent Communications, a telecommunications firm that specialized in Interactive Voice Response (IVR) programs for 800 and 900 numbers – the predecessor to the modern day Internet. In 1995, he co-founded IEM, Interactive Electronic Media Inc., which developed video-streaming technology long before the feature was commonplace throughout the web. His experience with video led to the launch of Energy TV in 2006, his first broadcast television program and the flagship media property of CHMI. Also formed in 2006, CHMI was the holding company and licensor of Chandran’s concepts. Since then CHMI has raised and generated almost $40 Million through its various media properties. Mr. Chandran lives in Las Vegas with his wife and two children.  Mr. Chandran holds a Bachelor of Management Degree from the University of Lethbridge, Alberta, Canada.

14.2.2  Chief Development Officer and Chairman of the Board, Guy Robert

Guy Robert founded Sungame Corporation, USA, 2006. After a career in IT consulting and Global Product Management for a number of Mobile Operators from 1992-2000, Mr. Robert has focused his entrepreneurial spirit and management capabilities within Mobile Applications and Online Social Games. He has established and been a Director or CEO of companies in Europe and Asia during 2000-2006.  Mr. Robert is a Market Economist with IT and Quality Assurance as specialty fields.

14.2.3  General Manager and Board of Director, Mr. Raj Ponniah

Started his education in electronic engineering and transferred into the business division at Fullerton College. Founded his first company in 1994 servicing local attorneys and paralegals in Southern California area and grew to one of the most trusted servers in the special needs division. In 1998, Raj went on into the auto industry where he opened up the first Daewoo car dealerships in Toronto Canada. After selling the dealership Raj spent the next decade in finance, starting from running a small savings and loan in Southern California to running and owning a call center in the subprime mortgage industry servicing loans in over 40 states in the Union. Once the industry took a turn, Raj consulted for a few start up broker shops till he found himself recreated by CHMI to open up the retail division of CHMI in the US market which eventually morphed into the vidirectory, an online geotargeted video directory system for local business and the LOFT, a retail coworking space for local production and development teams. Mr. Ponniah started his education in Electronical Engineering from DeVry Institute and made his way over to Business Management at Fullerton College.

14.2.4  Director of Technology, Mr. Jessey Njau

Jessey is the Director of Technology at Freevi Corporation where he leads the strategic development of Freevi technology. Prior to joining Freevi Corporation in 2009, Jessey worked at Mchizi Media Inc., a consulting technology company, most recently as its Founder and Technology lead.

Prior to Freevi, Jessey joined forces with Treefrog Interactive (http://Treefrog.ca) and played a role in streamlining business processes and helped the company lay stable foundations for its future growth and success.
Still passionate about new media and technology, and even more about using these tools to improve people's lives. Jessey is a certified Brightcove Solution Partner (http://www.brightcove.com/en/partners/solution-partners) and a certified Ooyala Solution Partner and also supports Boxee.tv to assist Canadian content providers list their online properties (http://getsatisfaction.com/boxee/topics/add_more_canadian_content).
He serves on the Board of Directors at Urban Promise Toronto, an organization that reaches hundreds of children, youth, and families in four communities across the city.
Jessey graduated with Honors at the University of Guelph Humber in Interactive Multimedia Technology

14.2.5  Development Manager, RANULF JOSE GOSS

Mr. Goss has been a Director of SunGame Corporation since October 2008 until September 2011. Mr. Goss manages the online virtual world system and walkthrough development for SunGame. Prior to joining the Company, he was a Producer at Matahari Studios, a leading game development company in the Philippines. As the senior project manager he oversaw supplier relationships, academic relationships and technical research. From February to May 2006, Mr. Goss was Chief Game Architect at E-commerce Percs, where he lead the PC game development team, and was Project Manager for Online MMORPG being Co-developed with a Korean Online Game. In August 2005, he founded SlyceSoft Games Development, the premier 3-D Digital game producer company in the Philippines. Directly managed the artistic and technical team that planned, designed, and developed the Away-Agila, the upcoming first and only 3-D Filipino folklore-based adventure game in the Philippines. From 1999 to July 2005, Mr. Goss held several positions with TrendMicro, Inc. His senior position was Global Database Administrator.  He attended La Salle University where he obtained a B.S. in Computer Studies.

NOTES TO FINANCIAL PROJECTIONS

Sungame Financial Projections Post $10,000,000 funding.

Assumptions

Income:

# Of Merchant Acquisition Representatives (MAR1) – Upon Funding Sungame will be able to hire MAR’s to assist in acquiring merchants to claim their free listings and a certain percentage will upgrade to a paid listings.  Sungame will start by acquiring 50 MAR’s over months 2 and 3, based upon a sustainable burn rate. Sungame will then increase to 75 for months 4 and 5.  For the next 9 months we’ll continue on a steady base hiring 100 new MAR’s per month.  The goals are to maintain 1150 callers at all times.

Total New Free Merchants added per month – Based on a 20-day work month we anticipate each MAR being able to acquire 5 Free Merchant listings per day for a total of 100 new listings per month per MAR2.

Total amount of free merchants added – This amount is the accumulated amount of merchants from the months previous.

ViDirectory Video Gold Listing – There are several video-listing packages however the Gold Listing is the best value.  The Gold Video listing sells for $100 per month per merchant.  We anticipate that the following percentages represent how many free merchants will upgrade to a paid Gold video listing and when.

Expenses

Communication Center Expenses

Communication Center GM – The Communication center GM’s cost to Sungame will be  $96,000 per year annual salary, and will grow approximately 13% per year over Year 2 and 3

Communication Center Supervisors – The communication center supervisor’s cost to Sungame will be $60,000 per year.  1 Supervisor will manage 20 MAR’s.

MAR Startup costs  - Each time a MAR is hired by Sungame there is a cost of $1,500.  This cost is to furnish the MAR with a computer, desk, chair, phone, headset and initial training.

MAR Salary – Each MAR salary will cost Sungame $3,500 per month.

Operating Costs – All Operating costs were extrapolated from the original business plan expenses. See Schedule A.

Office Costs – All Office costs were extrapolated from the original business plan expenses, which was based upon 950 callers times 16 square feet per caller, is 1,5200 sq. ft, at approximately $12/ft.3

G&A Costs – All G&A costs were extrapolated from the original business plan expenses.  See Schedule A.

_________________________________

1 Just sales guys, simply hiring function
2 Based on experience – modeled on One World United, Inc (CAN, Manitoba (MB))
3 Manitoba, Canada market rates